UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2008
INDIANA COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments.

On July 10, 2008, the Registrant announced that its earnings for the second quarter will be negatively impacted due to (1) a $1,900,000 provision for loan losses which represents an increase of approximately $1.5 million over planned levels, and (2) the recognition of an impairment charge in the amount of $419,000 related to the Bank’s investment in the AMF Ultra Short Mortgage Fund (the “Fund”).  The $1.5 million increase in the provision and the recognition of the $419,000 impairment charge will result in an after-tax earnings charge of approximately $1.2 million, or $0.37 per share.  The Registrant expects to release second quarter earnings on July 22, 2008.

The unanticipated $1.5 million increase in the provision for loan losses resulted from a $400,000 increase relating to significant flooding which occurred during the second quarter in the Bank’s headquarters market of Columbus, Indiana, and a $1.1 million increase in the provision resulting from unusually high net charge offs for the second quarter.  Charge offs for the second quarter  were $1.3 million compared to historic levels of $250,000-300,000 per quarter.

Based on a review of areas impacted by the flood, the Registrant concluded that certain collateral securing Bank loans with respect to property in the flooded areas sustained significant damage.  The $400,000 increase in provisions relating to the flood damage consists of a $100,000 increase resulting from specific charge offs for loans affected by the flood damage and an additional provision expense of $300,000 recorded in anticipation of future possible losses and the expected decrease in the value of residential real estate in areas impacted by the flood.

The large increase in charge offs during the second quarter resulted primarily from a $600,000 writedown of a $3.0 million residential land development loan that had been classified as non-performing during 2007 and from charge offs related to residential mortgage and residential investment real estate loans.

The Registrant intends to pursue several possible courses of action to mitigate the ultimate losses on the land development loan noted above and with respect to the other problem loans in its portfolio.  However, it is currently too early to determine if any of these actions will be successful.

To date, the Registrant has not incurred any material out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of the loans forming the basis for the increased provision described above.  The actual amount of such expenditures in the future could vary, depending on the length of time and number of hours of professional assistance required to finally resolve the loan, the nature of the proceedings in which the loan is resolved, and other factors that can not be precisely estimated.

The Registrant also decided to record a loss in the second quarter of $419,000 related to an other than temporary impairment in the value of its $4.2 million investment in the AMF Ultra Short Mortgage Fund.  During the second quarter, the net asset value of the Fund declined significantly due to liquidity concerns within the mortgage backed securities market combined with the downgrade of certain securities in the Fund’s portfolio by various ratings agencies.  The Registrant expects to redeem its shares in the Fund for cash and securities during the third quarter.

Forward-Looking Statement
This Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  The Registrant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Registrant’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Registrant’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 11 , 2008	INDIANA COMMUNITY BANCORP

	By:	/s/ Mark T. Gorski
Mark T. Gorski, Executive Vice President and Chief Financial Officer